June 2009
Pricing Sheet dated June 9, 2009 relating to	Filed pursuant to Rule 433
Preliminary Pricing Supplement No. 388 dated May 22, 2009 to	Registration Statement No. 333-140456
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

$6,190,000.00 13.30% Reverse Convertible Notes linked to PHLX Oil Service SectorSM Index due December 14, 2009

PRICING TERMS – June 9, 2009
Issuer:	Eksportfinans ASA
Aggregate face amount:	$6,190,000.00
Issue Price:	$1,000.00 per Reverse Convertible Note
Maturity Date:	December 14, 2009
Underling Index:	The PHLX Oil Services SectorSM Index (OSX)
Redemption Amount:
  if the Closing Level of the Underlying Index has not been at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Index Level on the Determination Date is equal to or greater than the Initial Index Level, as determined by the calculation agent in its sole discretion, or (b) a cash payment of $1,000 times the Index Performance Factor (i.e. an amount of cash that is less than the stated face amount by an amount proportionate to the decrease in the level of the Underlying Index), if the Final Index Level on the Determination Date is less than the Initial Index Level.

Final Index Level:	The Closing Level of the Underlying Index on the Determination Date
Index Performance Factor:	(Final Index Level/Initial Index Level)
Knock-In Level:	126.8540, or 70.00% of the Initial Index Level
Determination Date:	December 9, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events.
Interest Rate:	13.30% per annum
Interest Payment Date:	The interest payment dates for the note offering are July 14, 2009, August 14, 2009, September 14, 2009, October 14, 2009, November 14, 2009 and the Maturity Date; provided that if an interest payment date is not a business day, interest will be paid on the next business day, and interest will not accrue from and after the scheduled interest payment date.
Initial Index Level:	181.22, the Closing Level of the Underlying Index on the Trade Date.
Closing Level:	On any Index Business Day, the level of the Underlying Index published at the regular weekday close of trading on that Index Business Day.
Trade Date:	June 9, 2009
Original Issue Date:	June 12, 2009
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.
CUSIP:	282649BF8
ISIN:	US282649BF86
Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal
Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to us
Per Reverse Convertible Note	$1,000.00	$15.00	$985.00
Total	$6,190,000.00	$92,850.00	$6,097,150.00

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see “Agent’s Commissions Information” on page TS-9 of the accompanying preliminary terms supplement for further details.

(2)	For additional information, see ”Supplemental plan of distribution” on page TS-16 in the accompanying preliminary terms supplement..

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRICING SUPPLEMENT NO. 388 DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 388 dated May 22, 2009
Prospectus Supplement and Prospectus dated February 5, 2007

EKSPORTFINANS ASA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERINGS TO WHICH THIS TERMS SUPPLEMENT RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS RELATING TO THESE OFFERINGS THAT EKSPORTFINANS ASA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT EKSPORTFINANS ASA AND THESE OFFERINGS. YOU MAY GET THESE DOCUMENTS WITHOUT COST BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, EKSPORTFINANS ASA, ANY AGENT OR ANY DEALER PARTICIPATING IN THESE OFFERINGS WILL ARRANGE TO SEND YOU THE PROSPECTUS, EACH PROSPECTUS SUPPLEMENT, PRODUCT SUPPLEMENT NO. 1 AND THIS TERMS SUPPLEMENT IF YOU SO REQUEST BY CALLING TOLL-FREE 1-800-584-6837